Exhibit 7

U.S. Bank National Association

Statement of Financial Condition

Exhibit 7

As of 9/30/2009

($000’s)

9/30/2009
Assets
Cash and Balances Due From	$5,280,939
Depository Institutions
Securities	40,563,378
Federal Funds	3,740,525
Loans & Lease Financing Receivables	179,125,128
Fixed Assets	4,619,442
Intangible Assets	12,762,329
Other Assets	13,851,241

Total Assets	$259,942,982

Liabilities
Deposits	$180,624,239
Fed Funds	10,951,345
Treasury Demand Notes	0
Trading Liabilities	469,006
Other Borrowed Money	28,305,774
Acceptances	0
Subordinated Notes and Debentures	7,779,967
Other Liabilities	6,311,437

Total Liabilities	$234,441,768

Equity
Minority Interest in Subsidiaries	$1,640,987
Common and Preferred Stock	18,200
Surplus	12,642,020
Undivided Profits	11,200,007

Total Equity Capital	$25,501,214

Total Liabilities and Equity Capital	$259,942,982

To the best of the undersigned’s determination, as of the date hereof, the above financial information is true and correct.

U.S. Bank National Association

By:	/s/ Richard Prokosch
Vice President

Date: January 7, 2010